Exhibit 99.2

**CONFIDENTIAL TREATMENT REQUESTED**
Confidential treatment has been requested for the redacted portion.
The confidential, redacted portions have been filed separately with the SEC.

Contract Number___________________

MASTER SERVICES AGREEMENT

     This Master Services Agreement ("Agreement") is made and entered into effective as of November 2, 2006 ("Effective Date"), by and between Most Home Real Estate Services Inc. with its principal place of business at 11491 Kingston Street, Unit 1, Maple Ridge, British Columbia, Canada V2X 0Y6  ("Vendor") and Wells Fargo Bank, N.A., with a place of business at 550 California Street, Suite 1100, San Francisco, CA 94104 ("Wells Fargo").  Vendor and Wells Fargo may be referred to in this Agreement, individually, as "Party" and, collectively, as "Parties".

RECITALS

WHEREAS Vendor is in the business of providing a comprehensive suite of Lead Management Services and Software (as defined herein) to real estate brokerage and mortgage origination companies; and

WHEREAS Wells Fargo seeks to engage Vendor to provide customized versions of its Lead Management Services and Software to its Affiliated Entities (as defined herein); and

WHEREAS Vendor has agreed to collaborate with Wells Fargo to define and develop such customized Lead Management Services and Software for Wells Fargo's "[CONFIDENTIAL]1 Program" for Broker/Mortgage Generated Real Estate Leads and Mortgage Sourced Leads, of which the scope of the customization is defined herein as "Program Development Services"; and

WHEREAS Wells Fargo shall make such customized Lead Management Services and Software available to its Affiliated Entities, the provisioning of which is to be formalized through the eTeam License and Services Agreements for Broker/Mortgage Generated Real Estate Leads and Mortgage Sourced Leads (samples of which are attached herein as Addendum A and Addendum B respectively) between Vendor and Affiliated Entities; and

WHEREAS Vendor has the requisite skills, training and experience to perform the Program Development Services for Wells Fargo and Lead Management Services and Software for Affiliated Entities, and wishes to perform such Services and provide such Software based on the terms and conditions herein;

NOW, THEREFORE, in consideration of the mutual covenants, promises and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, Vendor and Wells Fargo agree as follows:

I.          DEFINITIONS

A.        "Acceptance Criteria" will mean the requirements necessary for Wells Fargo's acceptance of the Program Development Services as defined herein and set forth in the Statement of Work.

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

B.         "Acceptance Date" will mean the first business day following the date on which Wells Fargo accepts the Program Development Services pursuant to Section IV.A of this Agreement.

C.        "Affiliates" will mean Wells Fargo & Company and any present or future subsidiary thereof as defined under 12 U.S.C. s.1841 (d).

D.        "Affiliated Entity" will mean any real estate brokerage firm and/or related mortgage brokerage company designated by Wells Fargo as a participant in its [CONFIDENTIAL] 1 Program and a  recipient(s) of Vendor's Lead Management Services and Software for Broker/Mortgage Generated Real Estate Leads and/or Mortgage Sourced Leads.

E.         "Articles and Sections" are references to articles or sections of this Agreement; however, if the terms "article(s)" and/or "section(s)" are used in reference to any legislation, statute or regulation, then the reference is deemed to include all related articles or sections within the same legislation, statute or regulation (as such articles and/or sections may be amended from time to time).

F.         "Broker/Mortgage Generated Real Estate Leads" are Leads (as defined herein) that originate from sources such as  online websites, direct call-in, or email messages or inquiries.

G.        "Confidential Information" means any and all technical and non-technical information, including trade secrets, know-how and proprietary information, firmware, designs, schematics, techniques, plans or any other information relating to any research project, work in process, future development, scientific, engineering, manufacturing, marketing or business plans or financial or personnel matters relating to either Party or its present or future products, sales, suppliers, customers, employees, investors or affiliates and disclosed or otherwise supplied in confidence by either Party to the other Party, acquired in the course of carrying out the tasks hereunder, or as a result of access to the premises of a Party (including in the context of a request for information or request for proposal, or related to discussions between the Parties in anticipation of potential statements of work).  Confidential Information includes: (i) information disclosed in a written or other tangible form which is clearly marked with a "confidential" or "proprietary" legend or other comparable legend; (ii) information disclosed orally or visually which is identified as confidential at the time of disclosure and confirmed in writing within a reasonable time; (iii) any other information which a reasonable person would deem confidential under the context of disclosure or due to the nature of the information; and (iv) in the case of Wells Fargo, Customer/Consumer Information.  Except for Customer/Consumer Information (which shall always remain as Confidential Information), Confidential Information will not include information to the extent that: (a) such information is or becomes publicly available other than through any act or omission of either Party in breach of this Agreement; (b) such information was received by the Party receiving the information ("Receiving Party"), other than under an obligation of confidentiality, from a third party who had no obligation of confidentiality to the Party who disclosed the information ("Disclosing Party"); or (c) such information was in the possession of the Receiving Party at the time of the disclosure or was independently developed by the Receiving Party without reference to the Disclosing Party's Confidential Information.  The burden of proof that Confidential Information falls into any one of the above exemptions will be borne by the Party claiming such exemptions.

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

H.        "Customer/Consumer Information" means any and all information or data, that is provided by, through or on behalf of Wells Fargo or any Affiliated Entity  to Vendor or Vendor Personnel, or is otherwise acquired by Vendor or Vendor Personnel in the course of performing under this Agreement, about or relating to any: (i) current, prospective or former customer (whether an individual, business entity, governmental unit, or otherwise) of Wells Fargo or any Affiliated Entity, (ii) consumer of Wells Fargo or any Affiliated Entity, (iii) nonpublic personal information of Wells Fargo or any Affiliated Entity regarding its customers or consumers (within the meaning of Title V of the Gramm-Leach-Bliley Act and its implementing regulations), (iv) any information subject to Section 628 of the Fair Credit Reporting Act and any regulations or guidelines adopted thereunder, or (v) any information from which a customer or consumer's identity can be ascertained, either from the information itself or by combining the information with information from other sources.  Customer/Consumer Information includes, but is not limited to, financial information, medical or health-related information that may include such information as credit history; income; financial benefits; application, loan or claim information; health information; medical records; names or lists of individuals derived from nonpublic personally identifiable information or otherwise derived from Wells Fargo or an Affiliated Entity; and the identification of an individual as a customer or as an individual claimant under a financial product or service  provided by Wells Fargo or an Affiliated Entity.

I.          "eTeam Contact Center" will mean the group of specialized real estate and mortgage lead coordinators, who, through phone and email contact and Lead Management Software technology, respond to, verify, and incubate Lead data, and forward Lead data to Affiliated Entities as per business rules, lead flows and scripting created by Vendor and approved by Affiliated Entities.

J.          "eTeam License and Services Agreements" will mean the agreements substantially in the forms attached as Addendums hereto, that shall be entered into between Vendor and the Affiliated Entities that shall set forth the nature and extent of the Lead Management Services and Software that Vendor shall deliver to Affiliated Entities, including as exhibits to such agreements any separate statements or work and service level agreements as appropriate.  [CONFIDENTIAL] 1

K.        "[CONFIDENTIAL] 1" will mean [CONFIDENTIAL] 1

L.         "[CONFIDENTIAL] 1 Program" will mean [CONFIDENTIAL] 1

M.        "Intellectual Property Rights" will mean all patents (including without limitation originals, divisionals, continuations, continuations-in-part, extensions, foreign applications, utility models and re-issues), patent applications, copyrights (including all registrations and applications therefore), trade secrets, service marks, trademarks, trademark applications and other proprietary and intellectual property rights, including without limitation moral rights.

N.        "Leads" will mean consumer requests for assistance in the acquisition or sale of real estate or a mortgage financing to accomplish such a transaction.

O.        "Lead Management Services" will mean eTeam Contact Center services and e-mail marketing services, to be provided by Vendor to Affiliated Entities designated by Wells Fargo pursuant to the terms and conditions specified in eTeam License and Services Agreements, samples of which are attached as Addendums to this Agreement.

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

P.         "Lead Management Software" or "Software" shall mean HTML code, source and object code, related files, the user interface, technical design, documentation, and other content provided by Vendor to Affiliated Entities, which provides functionality in support of Vendor's Lead Management Services, including any revisions, updates, or customization to such Software, or any derivative works based thereon.

Q.        "Mortgage Sourced Leads" are Leads that are acquired externally from third parties.  "iLeads" are an example of a Mortgage Sourced Lead.

R.         "Planning Date" will mean September 09, 2005 (the date Confidentiality Agreement was signed).

S.         "Program Development Services" will mean the professional services provided by Vendor to Wells Fargo, to customize and configure its Lead Management Services and Software to support Wells Fargo's [CONFIDENTIAL] 1 Program for Broker/Mortgage Generated Real Estate Leads and Mortgage Sourced Leads.  [CONFIDENTIAL] 1

T.         "Statement of Work" will mean the document executed by Wells Fargo and Vendor contemporaneously with this Agreement, which will specify the Program Development Services to be rendered by Vendor to Wells Fargo.

U.        "Vendor Personnel" will mean Vendor, its employees, subcontractors, agents and Consultants (as defined in Section II.D below).

II.         STRUCTURE OF THE AGREEMENT AND PROCUREMENT THEREUNDER

A.        Scope of the Agreement

Vendor and Wells Fargo agree that this Agreement is a master agreement between the Parties and will contain the sole and exclusive terms and conditions that will govern the rights, responsibilities, and obligations of the Parties with respect to the Program Development Services provided by Vendor to Wells Fargo.  The eTeam License and Services Agreements, samples of which are attached as Addendums to this Agreement, shall define the relationships between Vendor and any Affiliated Entity, and the scope of the Lead Management Services and Software to be provided pursuant to those eTeam Agreements.  Vendor agrees that it will not, in negotiations with individual Affiliated Entities, make  material changes to the eTeam License and Services Agreement templates attached to this Agreement without written notice  to Wells Fargo of any such changes.  Without limiting the foregoing, Vendor agrees that it will not add a provision providing the Affiliated Entity with exclusive services or modify the following provisions of the eTeam License and Services Agreements without Wells Fargo's prior written consent  1) Section 1 -- Definitions; 2) Section 3 -- Subsections 3a or 3b; 3) Section 9 -- Subsection 9b and 9c; and 4) Exhibit A to eTeam License and Services Agreement -- Statement of Work.

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

B.         Affiliated Entities.

Vendor understands and agrees that the Program Development Services described in the Statement of Work relate to the manner in which Vendor shall deliver Lead Management Services and Software to Affiliated Entities pursuant to the eTeam License and Services Agreements.  The Parties agree that with respect to any eTeam License and Services Agreement between Vendor and an Affiliated Entity, Vendor will look solely to the Affiliate Entity to enforce the performance of the duties and obligations of such Affiliated Entity, including payment of Service Fees,  pursuant to the eTeam License and Services Agreement.  Notwithstanding the foregoing, Vendor shall invoice Wells Fargo, and Wells Fargo shall administer and process the Affiliate's payments to Vendor in consideration for Lead Management Services and Software rendered pursuant to any eTeam License and Services Agreement and Vendor shall invoice directly any Affiliated Entity that is not also an Affiliate  for Lead Management Services and Software rendered.

C.        Procurement Pursuant to Statement(s) of Work.

Wells Fargo will execute with Vendor a Statement of Work that will specify, among other things, the Program Development Services requested by Wells Fargo, the premises where the Program Development Services will be performed, the fee for the Program Development Services, the commencement and completion dates for the Program Development Services, and, if applicable, the Consultants (as defined in Section II.D below) to be assigned, and any relevant Acceptance Criteria.   Any material modification to the obligations of either Party within the Statement of Work will require an amendment to the Statement of Work that is executed by an authorized representative of each Party, which amendment may be in the form of a change order to the Statement of Work.

D.        Vendor Personnel.

Vendor will select its own Vendor Personnel, and such Vendor Personnel will be and act under the exclusive supervision and control of Vendor, subject to the requirements of this Agreement.  Vendor will ensure that such Vendor Personnel comply at all times with the terms of this Agreement and any related Statement of Work.  Vendor warrants and represents that as of the Effective Date and during the entirety of the term of this Agreement, it will provide competent personnel with sufficient skill, knowledge, and training to perform the Program Development Services and Lead Management Services and Software in a commercially reasonable and professional manner.  Vendor will use commercially reasonable efforts to provide all Services in compliance with (a) all specifications set forth in this Agreement and the applicable Statement of Work, (b) generally acceptable industry standards, and (c) all applicable federal, state and local government laws, regulations, and requirements.  Vendor further warrants that it will use commercially reasonable efforts to comply with Vendor's  descriptions and representations concerning the Program Development  Services and Lead Management Services and Software, including, but not limited to performance, capabilities, accuracy, completeness, characteristics, specifications, configuration, standards, functions and requirements set forth in this Agreement or the Statement of Work.  Vendor hereby agrees that should Wells Fargo notify Vendor in writing that any person or entity assigned by Vendor to perform Program Development Services or provide support to Wells Fargo has failed (i) to adequately perform his/her or its duties; (ii) to comply with any term or condition of this Agreement, including, but, but not limited to the obligation to comply with Wells Fargo's security policies and procedures to the extent Vendor has been given written notice of such security policies and procedures, or (iii) to conduct him/her self or itself in a professional manner, Vendor shall take appropriate action designed to correct such failures and prevent their reoccurrence, including, if necessary, the removal of  such person or entity from the performance of any

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

further Program Development Services hereunder and the replacement of  such person or entity with another that is duly qualified.  The foregoing shall be in addition to any other remedy that may be available to Wells Fargo in respect of the non-performance of Vendor's Personnel.

E.         Acknowledgement and Waiver.

Vendor represents, warrants and covenants that prior to the commencement of a Statement of Work, each Vendor Personnel who will have access to Wells Fargo's Confidential Information will execute a written document wherein the Vendor Personnel acknowledges to Vendor that he or she: is obligated to protect Wells Fargo's Confidential Information as set forth in Article VIII hereto that he or she is not an employee of Wells Fargo, is not entitled to any benefits from Wells Fargo and waives any claim to benefits from Wells Fargo.  A form of such agreement is attached hereto as Exhibit 2 (Vendor Personnel Acknowledgment).  Vendor agrees that the document that it uses with Vendor Personnel will contain substantially the same terms and conditions as said form.  Vendor will not allow access to Wells Fargo's Confidential Information to any Vendor Personnel who has not signed such a written agreement.  Vendor will provide Wells Fargo with copies of all such agreements upon request.

F.         Removal and Replacement of Vendor Personnel.

To the extent Vendor's Personnel are to removed and replaced subject to Section II D above, Vendor will replace any and all Vendor Personnel not satisfactory to Wells Fargo with another or others who are satisfactory to Wells Fargo as soon as commercially reasonable. Vendor will not charge Wells Fargo a fee to make such replacement, and the replacement will not increase Wells Fargo's fees payable to Vendor pursuant to this Agreement or any Statement of Work.  When Vendor Personnel are replaced, the period of time required orientating and familiarizing the replacement with the work being done, and to be done, will be provided at no charge to Wells Fargo.  If Vendor replaces any of its Personnel pursuant to Section II. D, and at the time of Wells Fargo's notice to Vendor pursuant to Section II D with respect to the replaced Vendor Personnel, the replaced Vendor Personnel had been performing work for Wells Fargo for ten (10) days or less, Wells Fargo will not be charged for the Program Development Services rendered by the replaced Vendor Personnel with respect to Statement of Work on which the replaced Vendor Personal had been working.  Vendor will not assign to Wells Fargo any Vendor Personnel whose quality of service Wells Fargo has previously informed Vendor has been unsatisfactory.

III.       STANDARDS FOR PERFORMANCE

A.        Limited Exclusivity.

[CONFIDENTIAL] 1

B.         Non-Solicitation.

Neither Party will directly solicit for employment any employee of the other party during the term of any Statement of Work and for a period of six (6) months thereafter.  The foregoing will not prohibit either Party from employing an individual who applies for a position in response to an internal posting, employment advertisement or other general solicitation of employment.  In the event either Party directly solicits and then employs an employee of the other Party, the Parties will mutually agree to any recruitment fees for conversion of such employee to a regular full-time employee.  Notwithstanding the

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

foregoing, unless otherwise specified in a Statement of Work, the total sum paid in recruitment fees by Wells Fargo will not exceed Ten Thousand Dollars ($10,000) for any single instance.

IV.       ACCEPTANCE

Acceptance criteria applicable to Wells Fargo's acceptance of Program Development Services, and procedures for correction of any non-conforming Program Development Services or Deliverables shall be set forth in the applicable Statement of Work.

V.        SECURITY AND ACCESS

A.        Security.

1.         Generally.  Vendor, for itself and Vendor Personnel, agrees to comply with all of Wells Fargo's requirements in relation to the security of the Wells Fargo computing environment and otherwise, including without limitation to comply with any Wells Fargo security or information processing requirements that may be embodied in the applicable Statement of Work or may be set forth in a separately executed information security program (collectively, "Information Security Program"), explained in greater detail in subsection 2, below.  Vendor agrees and understands that project security measures may be changed by Wells Fargo from time-to-time, and Vendor agrees to abide by Wells Fargo's then- current security measures, as communicated to Vendor.

2.         Vendor's Program.  Vendor's own security plan will be designed and implemented in accordance with subsection 1, above, and, generally, to control the risks identified by Wells Fargo or Vendor which are commensurate with the sensitivity of the Program Development Services and any of Wells Fargo's Confidential Information disclosed in relation to such Services.   After the Effective Date of this Agreement, Vendor and Wells Fargo will work together to create an Information Security Program that complies with Wells Fargo's then-current standards for the Program Development Services to be provided pursuant to this Agreement and Statement of Work.  This Information Security Program will include administrative, technical and physical safeguards appropriate to the size and complexity of Vendor's business and the nature and scope of the Program Development Services to be performed in order to ensure the confidentiality, integrity and availability of Wells Fargo's Confidential Information, and the by-products of such information.  The Information Security Program will include information regarding the initial risk assessment, risk management and control, the training of Vendor Personnel on compliance with the Information Security Program, testing of the Information Security Program, oversight of any subcontractor arrangements, periodic reports to Wells Fargo, and the process for annual certification of the Vendor.  The Information Security Program will also include policies and procedures designed to detect, assess, control and respond to any unauthorized access to Wells Fargo's Confidential Information.

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

B.         System/Facilities Access.

Vendor will execute all documents generally required by Wells Fargo for access to Wells Fargo's computing environment or other restricted access area.  Except as may be specifically set forth in a given Statement of Work, Vendor represents and warrants that: (1) it will not alter or disable any hardware or software security programs residing on Wells Fargo's hardware or systems, or (2) allow unauthorized traffic to pass as a result of its access into Wells Fargo's networks.  If Vendor does allow unauthorized traffic to pass into Wells Fargo's networks, Wells Fargo may immediately terminate said access in addition to any other remedies that Wells Fargo may have under this Agreement.  Further, if any Vendor Personnel, at any time during the life of this Agreement, is granted remote access to Wells Fargo's network, or is telecommuting in any capacity, then such person will be subject to additional Wells Fargo data security requirements.

C.        Network Connections.

If a network connection is established between Wells Fargo and the computing environment(s) used by Vendor or Vendor Personnel to perform the Program Development Services, Vendor agrees, for itself and all Vendor Personnel,  to (1) allow Wells Fargo to perform network assessments of such computing environment(s) based on a mutually-agreed schedule, and (2) maintain an alert status regarding the security of such computing environments, including without limitation all vulnerabilities and security patches or corrective actions, by subscribing to an industry-recognized service, such as CERT or CIAC.  Vendor understands that, should a Wells Fargo assessment reveal inappropriate or inadequate security based on the pre-defined requirements for security, Wells Fargo may, in addition to other remedies it may have, remove access by Vendor Personnel to the Wells Fargo network until Vendor Personnel satisfactorily comply with the security requirements defined.

D.        Security Breach.

In the event of any actual or suspected security breach Vendor either suffers or learns of that either compromises or could compromise Wells Fargo's Confidential Information, including Customer/Consumer Information (e.g., physical trespass on a secure facility, computing systems intrusion/hacking, loss/theft of a PC (laptop or desktop), loss/theft of printed materials, etc.) (collectively, a "Security Breach"), Vendor will immediately notify Wells Fargo security personnel of such Security Breach at the following 24-hour phone number: 800-947-4915, and will immediately coordinate with Wells Fargo security personnel to investigate and remedy the Security Breach, as directed by such Wells Fargo security personnel.  Except as may be strictly required by applicable law, Vendor agrees that it will not inform any third party of any such Security Breach without Wells Fargo's prior written consent; however, if such disclosure is required by applicable law, Vendor agrees to work with Wells Fargo regarding the content of such disclosure so as to minimize any potential adverse impact upon Wells Fargo and its clients and customers.

E.         Off-site Data Processing.

In the event Vendor Personnel process Wells Fargo's Confidential Information at Vendor's site or a non-Wells Fargo site, Vendor, for itself and all Vendor Personnel, agrees (1) to provide Wells Fargo with a copy of a mutually acceptable third-party independent review/report (including without limitation, a Type II SAS 70 report, or BITS shared assessment), (2) that Wells Fargo will have the right to review the audit criteria for any such third party audit, and agrees to use commercially reasonable efforts to incorporate any audit criteria recommended by Wells Fargo into the actual audit criteria used, (3) that this report will be updated and a copy delivered to Wells Fargo annually, (4) to establish and

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

maintain all application and system logs under its domain and further agrees to provide to Wells Fargo a copy of all logs if so requested, and (5) that such facilities are in compliance with relevant Wells Fargo's security policies.

F.         Data Safeguards.

Vendor, for itself and all Vendor Personnel, shall establish and maintain safeguards against the destruction, loss, alteration of or unauthorized access to Wells Fargo data in the possession of Vendor Personnel.  Vendor will implement Wells Fargo-requested changes to such safeguards on the schedule mutually agreed upon by the Parties.  In the event Vendor Personnel intend to implement a change to Vendor's data safeguards, Vendor shall notify Wells Fargo, and upon Wells Fargo's written approval (which may be withheld for any reason), Vendor will implement such change.  Vendor Personnel will retain all information obtained or created in the course of performance hereunder in accordance with the longer of the records retention guidelines of Wells Fargo that may be communicated to Vendor from time to time, or as is required by law.

Any information which contains Wells Fargo Confidential Information as defined in this Agreement which is transmitted outside the Wells Fargo environment must be encrypted by Vendor. The transmission must be via FTP using the Wells Fargo Green Net or any other method defined and approved by Wells Fargo. All Wells Fargo Confidential Information must be encrypted while housed on the Vendor's FTP server. Vendor's FTP server housing Wells Fargo Confidential Information must be on the Vendor's WAN, and never shipped offsite or outside Vendor's LAN/WAN environment.  Wells Fargo Confidential Information must be encrypted by Vendor when transmitted around Vendor's WAN/LAN. Vendor must delete Wells Fargo files in a secure manner within 30 days after Wells Fargo's written request after all Program Development Services are successfully completed to Wells Fargo's satisfaction.  All Wells Fargo data must be stored on a separate, dedicated hard drive isolated from data of Vendor's other clients. In the event that Wells Fargo terminates its relationship with the Vendor, Wells Fargo has the right to remove this hard drive. This dedicated hard drive should not be part of the Vendor's backup procedures. Wells Fargo may conduct annual site reviews of Vendor's premises during Vendor's regular business hours upon reasonable notice to Vendor and subject to Vendor's security policies.

G. Business Continuity Plan

Vendor warrants that it has a Business Continuity Plan "(BCP") that ensures the continuation of Lead Management Services and Software, including without limitation any dependencies on any of Vendor's third party service providers, pursuant to the applicable Service Level Agreements ("SLAs") if an incident (event, act or omission) threatens to impair or disrupt Vendor's delivery of Lead Management Services and Software. Vendor agrees to provide and fund its BCP commensurate with the sensitivity of the Lead Management Services and Software being provisioned by the Vendor.  A copy of Vendor's current BCP, as of the Effective Date of this Agreement, is attached herein as Exhibit 5 and Vendor agrees to deliver a copy of any revised or amended version of Vendor's BCP upon Wells Fargo's request and/or will meet with Wells Fargo representatives to review said BCP.  Vendor will comply with the BCP during the term of this Agreement and will promptly revise its BCP to conform to new governmental regulations, if applicable.  If at any time: (1) Vendor becomes aware that it is not in compliance with its BCP, Vendor will notify Wells Fargo in writing immediately, or (2) Wells Fargo becomes aware that Vendor is not in compliance, Wells Fargo will notify Vendor, and, in each such case, Vendor will cure any such non-compliance within ten (10) calendar days thereafter.  If such non-

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

compliance cannot be cured within such period, Vendor will use its best efforts to cure any such non-compliance as soon as practicable.  Notwithstanding the foregoing, the Parties agree that if any non-compliance is not cured within ten (10) calendar days after notice is provided, Wells Fargo will have the right to terminate this Agreement immediately, without further liability to Vendor.

VI.       RIGHTS IN WORK PRODUCT

A.        Work Product.

In the creation and development of the [CONFIDENTIAL] 1 Program for Broker/Mortgage Generated Real Estate Leads and Mortgage Sourced Leads, Vendor and Wells Fargo shall jointly create and agree upon certain business rules, workflows, processes, and scripting (the "Work Product"), pursuant to which Vendor will manage and distribute Leads to Affiliated Entities pursuant to the eTeam License and Services Agreements.  The Parties agree that Wells Fargo shall own all Intellectual Property Rights in such Work Product.

B.         Ownership.

Subject to Section VI C., Vendor and Wells Fargo agree that if any Work Product (i) is copyrightable and such Work Product and/or creation falls within the definition of a "work made for hire" as defined in 17 U.S.C. s.101 and s.201(b), or (ii) implements the business rules, workflows, processes, and scripting described in the Statement of Work herein, such Work Product will be considered a "work made for hire" and all copyrights and copyright registrations related to such copyrightable Work Product, will be the sole and exclusive property of Wells Fargo.    Wells Fargo's ownership will include all changes and additions to any Work Product made by either Party, and all derivative works made by either Party.  If, and to the extent that, any Work Product does not fall within the definition of a "work made for hire", Vendor grants and assigns to Wells Fargo without reservation, all of Vendor's worldwide ownership rights, title and interest in and to all Intellectual Property Rights in such Work Product without further compensation other than that which is specified in the applicable Statement of Work.  The Parties agree that this Agreement expressly confirms and commemorates the assignment/license rights from Vendor Personnel to Wells Fargo as set forth in Section II.E (Acknowledgement and Waiver) above, and Vendor agrees to execute and sign any and all applications, assignments, or other instruments which Wells Fargo may deem necessary in order to enable Wells Fargo to acquire and/or exercise the rights set forth herein.

Further, if, by operation of law, Vendor Personnel are deemed to retain any right in any Work Product, Vendor hereby:  (1) waives, and agrees to cause Vendor Personnel to waive, all such rights; however, if waiver is not permissible under applicable law or does not otherwise give Wells Fargo the exclusive right to use, modify, publish, publicly perform, or publicly display the Work Product, Vendor hereby assigns and agrees to cause Vendor Personnel to assign all such rights, including all right, title and interest in and to the copyright to Wells Fargo, and (2) where such right to waiver or grant does not exist, grants, and agrees to cause Vendor Personnel to grant to Wells Fargo the exclusive, irrevocable, worldwide and royalty-free right and license to use, modify, publish, publicly perform, publicly display, and market such Work Product (with the right to sublicense such rights to others), without identifying or seeking the consent of Vendor Personnel.

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

C.        Excluded Materials.

The Work Product shall not include any of Vendor's software, code, documentation, processes, inventions, discoveries, innovations or improvements that Vendor developed prior to the Planning Date , or any modifications to such materials made by Vendor after the Planning Date as may be necessary to permit Vendor to implement the business rules and processes specified in the Work Product.

D.        Third Party Software.

Vendor will be responsible for procuring and licensing any third party software that may be necessary to deliver the Lead Management Services and Software to Affiliated Entities, and such third party software shall be listed in the Statement of Work.  Wells Fargo shall not be responsible for the payment of any licensing fees associated with any use by Affiliated Entities of such third party software. At Wells Fargo's request, Vendor will provide to Wells Fargo copies of all applicable licenses and other agreements pertaining to the third party software.

VII.     PRICING

a.   The fees payable to Vendor by Wells Fargo for the Program Development Services, and the terms and conditions of the payment of such fees, shall be set forth in the Statement of Work.  The fees payable to Vendor by the Affiliated Entities, and the terms and conditions of the payments of such fees, shall be set forth in the eTeam License and Services Agreements.  All fees established in the eTeam License and Services Agreement for Broker/Mortgage Generated Real Estate Leads are subject to review within 180 days following the effective date of this Agreement.  All fees established in the eTeam License and Services Agreement for Mortgage Sourced Leads are subject to review within six (6) months after the launch date of the pilot program established under this Agreement, as more fully set forth in the Statement of Work.

VIII.        CONFIDENTIALITY

A.        Mutual Obligations.

During the course of this Agreement, either Party, its employees, subcontractors, officers and agents may receive (the "Receiving Party") or have access to Confidential Information of the other Party (the "Disclosing Party").  In the event the Receiving Party obtains Confidential Information from the Disclosing Party, the Receiving Party agrees to maintain the confidential and proprietary nature of such Confidential Information using the same degree of care as it uses to safeguard its own Confidential Information, which in no case shall be less than a reasonable degree of care.  The Receiving Party shall not use the Disclosing Party's Confidential Information for any purpose other than the exclusive purpose of fulfilling its obligations under this Agreement and any Statement of Work.  The Receiving Party agrees to limit access to Confidential Information to those employees, officers, subcontractors and agents with a need to know such Confidential Information for the performance of obligations under this Agreement.  The Receiving Party agrees and acknowledges that any and all Disclosing Party's Confidential Information, and the results derived in any way from such Disclosing Party's Confidential Information, will at all times remain the sole and exclusive property of the Disclosing Party, and that the Receiving Party will have no rights therein.

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

B.        Vendor Obligations.

      Vendor acknowledges that Wells Fargo's Confidential Information includes both "Confidential Information" (defined in Section I.F above) and "Customer / Consumer Information" (as defined in Section I.G above).   Vendor also acknowledges that Wells Fargo has a responsibility to its customers and the customers of the Affiliates to keep Customer/Consumer Information strictly confidential and proprietary.  All references to Vendor hereunder in this Article VIII shall, as appropriate, include Vendor Personnel as defined in this Agreement.  Furthermore, Vendor shall provide Confidential Information to Vendor Personnel only after informing such Vendor Personnel of the confidential nature of the information and of their obligation to maintain the confidential nature of the Confidential Information.  Vendor represents, warrants and covenants that it has and will maintain agreements with Vendor Personnel sufficient to permit Vendor to protect Wells Fargo's Confidential Information as set forth in this Article VIII.  Vendor shall maintain such agreements and make them immediately available for inspection by Wells Fargo upon request.  Without limiting the foregoing, Vendor agrees with respect to Customer/Consumer Information:

a.   Vendor shall control access to the network and information system on which any such Customer/Consumer Information is stored, through the compliance with and utilization of its information security measures which restricts access; and (ii) Vendor shall comply with its information security measures.

b.   Vendor covenants to Wells Fargo that with respect to Customer/Consumer Information disclosed to Vendor under this Agreement, Vendor will (i) not disclose or use any Customer/Consumer Information that it receives from or on behalf of Wells Fargo except to carry out the purposes for which such Customer/Consumer Information was provided; (ii) comply with its information security standards;  (iii)  properly and securely dispose of all Customer/Consumer Information; (iv) not make any changes to its security measures that would increase the risk of an unauthorized access; and (v) not disclose any Customer/Consumer Information disclosed to it to any other entity, except as follows:  (A) to Wells Fargo's Affiliated Entities, with the prior consent of Wells Fargo;  (B) to its own affiliates, provided, that its affiliates may, in turn, disclose and use the information only to the extent that Vendor itself may disclose and use the information; and  (C) to a nonaffiliated third party, in the ordinary course of business in order to carry out the activity for which the information was disclosed to Vendor. Vendor agrees to promptly notify Wells Fargo in the event that any Customer/Consumer Information is accessed by any unauthorized person while in the custody of Vendor or any of its affiliates or subcontractors, and to indemnify Wells Fargo against the cost of providing any legally required notice to Wells Fargo customers of such event.

Vendor agrees that it will be responsible for any breach of this Agreement by Vendor Personnel.  Vendor agrees that Vendor Personnel will not use, disclose or otherwise make available to any person or entity (except as permitted herein) any of Wells Fargo's Confidential Information during the term of this Agreement or thereafter without the prior written consent of Wells Fargo.

Where such Vendor Personnel is not an employee of Vendor, such Vendor non-employee must: (a) be approved by Wells Fargo in writing in advance; and (b) independently agree in writing to be bound by

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

the terms set forth in this Article VIII. Vendor further agrees that it will instruct Vendor Personnel not to, sell, lease, assign, transfer, copy or reveal any of Wells Fargo's Confidential Information obtained while performing Program Development Services for Wells Fargo or any products or services that embody, in whole or in part, any Wells Fargo's Confidential Information without the prior written consent of Wells Fargo.  Vendor agrees to establish and maintain commercially reasonable safeguards against the destruction, loss, alteration of or unauthorized access to Wells Fargo's Confidential Information in the possession of Vendor Personnel, which safeguards will include policies for the disposal/destruction of any such data that are commensurate with the sensitivity of the materials to be disposed.  Vendor warrants that it will take all steps necessary to ensure fulfillment of this obligation.  Vendor agrees, at its own expense, to take all reasonable measures, including but not limited to court proceedings, to restrain Vendor Personnel from unauthorized disclosure or use of Wells Fargo's Confidential Information.

Vendor acknowledges that all Wells Fargo Confidential Information, in particular Customer / Consumer Information, which is transmitted over any network must be encrypted in accordance with Wells Fargo policies prior to transmission.  Vendor agrees that where Vendor maintains any Wells Fargo Confidential Information at Vendor's site, at a non-Wells Fargo site or on Vendor's equipment (including portable equipment such as laptops), such Wells Fargo Confidential Information shall be stored in an encrypted form in accordance with Wells Fargo policies.

C.        Legal Proceedings.

In the event a subpoena or other legal process is served upon the Receiving Party that, pursuant to the requirement of a governmental agency or law of Canada, the United States of America or any state or province thereof (or any governmental or political subdivision thereof), requires the disclosure of either Party's Confidential Information disclosed hereunder, the Receiving Party will notify the Disclosing Party promptly upon receipt of such subpoena or other request for legal process, and will cooperate with the Disclosing Party, at the Disclosing Party's expense, in any lawful effort by the Disclosing Party to contest the legal validity or scope of such subpoena or other legal process.

D.        Third Party Proprietary Information.

Each Party warrants that neither it nor its employees, subcontractors, officers or agents will disclose any information to the other Party that it knows to be proprietary or confidential information or a trade secret of a third party, except as permitted by the license or other terms of use under which it received such information from the third party.  Each Party agrees to take all reasonable steps necessary to ensure the fulfillment of this obligation.

E.         Injunctive Relief.

The Receiving Party acknowledges and agrees that it would be difficult to fully compensate the Disclosing Party for damages resulting from the breach or threatened breach of the foregoing provisions and, accordingly, that the Disclosing Party will be entitled to seek injunctive relief, including without limitation temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions.  This provision with respect to injunctive relief will not, however, diminish the Disclosing Party's right to claim and recover damages.

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

F.         Publicity.

Except for any legally required disclosures, Vendor will not disclose the existence of this Agreement or the business relationship between Wells Fargo and Vendor to any outside third party without Wells Fargo's prior written approval by no lower than a Wells Fargo Executive Vice President.  This restriction includes, but is not limited to, using Wells Fargo's name, likeness or logo ("Wells Fargo's Identity").  By way of example and not limitation, Vendor will not use Wells Fargo's Identity, directly or indirectly, in conjunction with any other clients of Vendor, any client list, advertisements, news releases or releases to any professional or trade publications without the aforementioned approval.  In addition, the prior approval of Wells Fargo's Corporate Communications department is necessary for any press release that Vendor seeks to release that contains Wells Fargo's Identity.  The Parties agree that Vendor will pay to Wells Fargo an amount equal to $1000 or 1% of the total value paid under this Agreement (whichever is greater) for each day that Vendor, by act or omission, breaches the terms of this Section VIII.F, without prejudice to other remedies available to Wells Fargo at equity or in law.

IX.       WARRANTIES

A.        Compliance.

Each Party represents and warrants to the other Party that: (1) the entering into and carrying out of the terms and conditions of this Agreement will not violate or constitute a breach of any obligation binding upon the Party; (2) Wells Fargo's employees and agents responsible for performing its obligations under this Agreement and the Statement of Work, and the Vendor Personnel, will not knowingly violate, and will take commercially reasonable measures to comply with, all applicable international, federal, state and local laws (and all corresponding regulations/directives) in connection with their performance under this Agreement.  In addition, and not affecting the generality of the foregoing, Wells Fargo represents and warrants to Vendor that Vendor's delivery of Lead Management Services and Software to Affiliated Entities pursuant to the procedures identified in the Statement of Work, the Work Product, and the eTeam License and Services Agreements, shall not violate the Real Estate Settlement Procedures Act, 12 U.S.C. Section 2601 et seq.

B.         Performance.

Vendor warrants that it will comply within commercially reasonable tolerances and limitations with the specifications set forth in the eTeam License and Services Agreements for the delivery of the Lead Management Services and Software to Affiliated Entities, including, but not limited to performance, capabilities, accuracy, completeness, characteristics, specifications, configuration, standards, functions and requirements set forth therein.  Vendor warrants that performance of Program Development Services and Lead Management Services and Software will take place solely within the United States or Canada. Vendor may not perform Program Development Services or Lead Management Services and Software outside of the United States or Canada without the prior written consent of a Wells Fargo Executive Vice President.  This consent may be withheld in Wells Fargo's sole discretion.  In the event that any performance of Program Development Services or Lead Management Services and Software will be undertaken, or contemplated to be undertaken, outside of the United States or Canada, Vendor will notify Wells Fargo in writing of the contemplation and will agree to any necessary additional contract terms and conditions required by Wells Fargo prior to the performance of any Program Development Services or Lead Management Services and Software outside of the United States or Canada.

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

C.        Relationship.

Vendor represents and warrants that: (1) it is an independent contractor and neither it nor any of its Vendor Personnel assigned to provide Program Development Services to Wells Fargo under this Agreement will be, or be deemed to be for any purpose, an employee or agent of Wells Fargo, (2) each person assigned to provide services to Wells Fargo under this Agreement will be and remain an employee of Vendor for the entire period such person is providing services to Wells Fargo hereunder, unless Vendor specifically identifies such person as a subcontractor in the applicable Statement of Work (such specification does not relieve Vendor of liability if it is later determined to be incorrect), (3) it is solely responsible for complying with all laws, rules and regulations or any governmental authority having appropriate jurisdiction relating to such employment, including, but not limited to: immigration; taxation; worker compensation; and unemployment compensation, and (4) that Wells Fargo has no obligation whatsoever to provide liability or health insurance, or any other benefits provided to Wells Fargo employees for Vendor Personnel, and Vendor Personnel will not claim benefits under Wells Fargo employee benefit plans or under applicable unemployment or workers' compensation laws from Wells Fargo for any injuries sustained by Vendor Personnel while performing the Program Development Services or Lead Management Services and Software.  Vendor acknowledges that it is solely responsible for the payment of compensation to Vendor Personnel, including without limitation the payment, withholding and transmittal of all applicable taxes and insurance, including, without limitation, payroll taxes, unemployment contributions and workers' compensation contributions for Vendor Personnel.  Additionally, Vendor represents that it assumes full responsibility for handling unemployment and workers' compensation claims involving Vendor Personnel. Vendor will monitor, supervise and direct Vendor Personnel in the performance of the Program Development Services for Wells Fargo or any Lead Management Services and Software for Affiliated Entities. Vendor represents, warrants and covenants that during the course of this Agreement and any Statement of Work hereunder, Vendor will maintain at the Vendor's expense all of the necessary certification and documentation such as I-9's as well as all necessary insurance for Vendor Personnel, including but not limited to workers' compensation, disability, and unemployment insurance.  Upon Wells Fargo's request, Vendor shall provide Wells Fargo, within (30) days of said request, proof in a form reasonably requested by Wells Fargo that as an employer of its employees assigned to provide Program Development Services or Lead Management Services and Software hereunder, Vendor has complied with all laws, rules, and regulations applicable to an employer, including appropriate withholding of taxes and filings and payments for all insurance, including but not limited to, employment taxes, workers' compensation, work authorization papers, disability and unemployment insurance for Vendor and Vendor Personnel.

D.        Authority.

Each Party represents and warrants to the other Party that it has full power and authority to grant or accept the rights granted by this Agreement with respect to the Program Development Services, Lead Management Services and Software and the Work Product without the consent of any other person.  Each Party represents and warrants to the other Party that: (i) this Agreement has been validly executed and delivered by that Party to the other Party and that this Agreement constitutes the legal, valid and binding obligation of the Party enforceable against the Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and with regard to equitable remedies, to the discretion of the court before which proceedings to obtain those remedies may be pending; (ii) each Party has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, and that the execution, delivery and performance of this Agreement and the consummation of the transactions

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

contemplated by this Agreement have been duly authorized by all requisite corporate action on the part of the Party; (iii) the Party's execution and delivery of this Agreement and its performance or compliance with the terms of this Agreement will not conflict with, result in a breach of, constitute a default under, or require the consent of any third party under any license, sublicense, lease, contract, agreement or instrument to which that Party is bound or to which that Party's properties are subject; and (iv) each Party represents to the other Party that there are no pending or threatened lawsuits, actions or any other legal or administrative proceedings against that Party which, if adversely determined against that Party, would have a material adverse affect on that Party's ability to perform its obligations under this Agreement.

E.         Intellectual Property Warranty.

Each Party represents and warrants to the other Party that: all materials or works contributed by that Party to the Work Product will be the original work of the contributing Party, or that Party will have secured any and all necessary licenses or authority from the author to permit the work to be used for its intended purpose pursuant to this Agreement or the eTeam License and Services Agreements.  Vendor represents and warrants to Wells Fargo that (1) it is the lawful owner or licensee of all software programs used by it in the performance of the Lead Management Services and Software or used by Vendor in the materials or works contributed by Vendor to the creation of the Work Product (except those software programs that may be provided by Wells Fargo or an Affiliate); and (2) if access to such programs is granted hereby, Vendor has the right to permit Wells Fargo to access or use of such programs.  Vendor further warrants to Wells Fargo that: (i) there is no claim, litigation or proceeding pending or threatened against Vendor with respect to its performance of the Program Development Services, Lead Management Services and Software or Work Product, or any component thereof, alleging infringement of any Intellectual Property Rights of any person or entity; (ii) there is no pending litigation that could impact Vendor's ability to provide the Program Development Services, Lead Management Services and Software or Work Product, and (iii) to the best of Vendor's knowledge and belief neither the performance of the Program Development Services or Lead Management Services and Software by Vendor, nor its creation and furnishing of the Work Product, will in any way constitute an infringement or other violation of any Intellectual Property Rights, non-disclosure agreement, or other rights of any third party.  If the Vendor's contribution to any Work Product, or any part thereof, under this Agreement becomes, or in Wells Fargo's opinion may become, the subject of any claim, suit or proceeding for infringement of any Intellectual Property Rights, or if any Work Product contributed by Vendor, or any part thereof, is held or otherwise determined to infringe any Intellectual Property Rights, Vendor will at its expense achieve the following results in the listed order of preference: (1) secure for Wells Fargo the right to continue using the affected product; or (2) replace or modify the product to make it non-infringing without degrading its performance or utility; or (3) refund all monies paid by Wells Fargo to Vendor under the applicable Statement of Work, if any.

F.  Virus.

Vendor represents and warrants that as of the Effective Date of this Agreement (1) its and all Vendor Personnel's computing environment(s) used to provide the Program Development Services or Lead Management Services and Software are free from all generally-known viruses, worms, Trojans and other "malware," and that Vendor has deployed commercially acceptable antivirus software; and (2) any software code written by Vendor Personnel and  materials furnished by Vendor to Wells Fargo will be free from: (i) any computer code or instructions that may disrupt, damage or interfere with Wells

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

Fargo's use of its computer and/or telecommunication facilities, e.g. malicious code, viruses, etc., and (ii) devices capable of automatically or remotely stopping the code from operating (e.g., passwords, fuses, or time bombs).

G.  Each of the foregoing warranties is continuous in nature and will be deemed provided by the Party giving the warranty as of the Effective Date hereof, and shall continue through the pendency of this Agreement.

X.        INDEMNIFICATION

Each Party  (the "Indemnifying Party") will defend, indemnify and hold harmless that other Party, and in the case of Wells Fargo, its Affiliates (the "Indemnified Party") and the employees, officers, and directors of the Indemnified Party (each being considered a separate "Indemnified Party") against all costs and expenses of the Indemnified Party (including without limitation reasonable attorneys' fees) arising in connection with a third party claim or demand against the Indemnified Party (a "Claim") and all damages of the Indemnified Party arising from or in connection with (1) the negligent acts, omissions, or willful misconduct of the Indemnifying Party, (2) the breach by the Indemnified Party, including in the case of Vendor, Vendor Personnel,  of any of the Indemnifying Party's obligations or warranties or other duties  hereunder, including with respect to Vendor, the Intellectual Property Warranty set forth in Section IX E, (3) the violation of any applicable law, statute or regulation by the Indemnifying Party or in the case of Vendor, Vendor Personnel,  or (5) in the case of Vendor, any death, bodily injury or property damage caused or incurred by Vendor Personnel.  Notwithstanding the foregoing, the Indemnified Party may, at its own expense, assist in such defense if it so chooses, provided that Indemnifying Party will control such defense and all negotiations relative to the settlement of any such claim.

The Indemnified Party shall provide the Indemnifying Party: (A) reasonably prompt written notice of the existence of such any Claim, (B) control over the defense or settlement of such Claim, provided that the Indemnifying Party shall not settle such Claim without the Indemnified Party's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, and provided that the Indemnified Party shall have the right to participate in the defense of any such Claim at its expense and through counsel of its choosing; and (C) non-financial assistance at the Indemnifying Party's request to the extent reasonably necessary for the defense of such Claim.  A failure by an Indemnified Party under this Section X, shall only affect the Indemnifying Party's obligations under this Section X to the extent such failure materially prejudices the Indemnifying Party's ability to defend a Claim under this Section X.

XI.       LIMITATION OF LIABILITY

EXCEPT FOR ANY CONSEQUENTIAL DAMAGES ARISING PURSUANT TO ANY BREACH OF ARTICLES III(A) (LIMITED EXCLUSIVITY), VIII (CONFIDENTIALITY), IX (WARRANTIES) AND DAMAGES OF ANY TYPE SUBJECT TO INDEMNITY UNDER ARTICLE X (INDEMNIFICATION), NEITHER PARTY WILL BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO, LOST PROFITS ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE PROGRAM DEVELOPMENT SERVICES OR LEAD MANAGEMENT SERVICES AND SOFTWARE AND/OR

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

PRODUCTS SUPPLIED HEREUNDER, EVEN IF THE PARTIES HAVE KNOWLEDGE OF THE POSSIBILITY OF SUCH DAMAGES AND WHETHER OR NOT SUCH DAMAGES ARE FORSEEABLE.

XII.     INSURANCE

Without limiting Vendor's liability to Wells Fargo or its Affiliates under this Agreement, Vendor, at its sole cost and expense, will maintain adequate insurance coverage for Vendor Personnel to protect Wells Fargo and its Affiliates from any losses or claims which may arise out of the performance of Program Development Services under this Agreement.  All amounts specified are USD unless otherwise indicated.  Such coverage will include (i) statutory workers' compensation and employers liability insurance with limits not less than $500,000 each accident for bodily injury by accident or $500,000 each employee for bodily injury by disease, disability and unemployment insurance for all Vendor Personnel, (ii) commercial general liability insurance (including contractual liability coverage, broad form property damage liability and personal, bodily and advertising injury liability) covering all Vendor Personnel engaged in the performance of Program Development Services hereunder, with limits of at least $5,000,000 each occurrence (Provided, however, that for the first twelve months after the Effective Date the limits per occurrence shall be $2,000,000 CDN), (iii) professional liability insurance covering Vendor and Vendor Personnel with a limit of not less than $1,000,000 per occurrence, (iv) internet liability insurance including, without limitation, unauthorized access, unauthorized use, virus transmission, denial of service, personal injury, advertising injury, failure to protect privacy and intellectual property infringement covering the liability of Vendor and the liability of Wells Fargo and its Affiliates arising out of the design and development of the systems used to operate and maintain the Program Development Services or Lead Management Services and Software with a minimum limit of not less than $5,000,000 per occurrence, and (v) automobile liability insurance, covering Vendor Personnel engaged in the performance of Program Development Services hereunder with limits of at least $2,000,000 each accident.  Vendor will add Wells Fargo as an "additional insured" to Vendor's commercial general liability and automobile liability policies. Vendor will ensure that the insurance carrier and/or Vendor will provide thirty (30) days advance written notice to Wells Fargo before termination, change or cancellation takes effect of any coverage under such policies evidenced on such certificate, regardless of whether cancelled by Vendor or the insurance carrier.  Such insurance will be primary and noncontributory to any insurance maintained by Wells Fargo.  Vendor will submit certificates of insurance to Wells Fargo on Wells Fargo's request.

All of the insurance policies required to be obtained pursuant to this Agreement will be with companies licensed to do business in the state or provinces where the Program Development Services or Lead Management Services and Software will be performed and rated no less than Standard and Poor's AAAa to Claims Paying Ability or BBq to Qualified Solvency Rating as to financial rating and no less than A- as to Policy Holder's Rating in the current edition of Best's Insurance Guide (or with an association of companies each of the members of which are so rated).  The foregoing requirements as to the types and limits of insurance coverage to be maintained by Vendor and any approval or waiver of said insurance by Wells Fargo is not intended to and will not in any manner limit or qualify the liabilities and obligations otherwise assumed by Vendor pursuant to this Agreement, including but not limited to the provisions concerning the indemnification obligations of Vendor.

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

XIII.    TERM AND TERMINATION

A.        General.

This Agreement will commence on the Effective Date, and will continue in full force and effect until terminated by either Party pursuant to the termination rights set forth in this Agreement.

B.         Termination for Cause.

A.        Wells Fargo may terminate, in whole or in part, this Agreement or any Statement of Work for cause if:

a.         Vendor breaches any material provision of this Agreement or any attachment, or repeatedly breaches any provision of this Agreement or any attachment, and fails to cure or remedy such breach within thirty (30) calendar days of receiving written notice from Wells Fargo specifying in reasonable detail the nature of such breach(es);

b.         Vendor generally fails to pay its debts as they become due, admits in writing its inability to pay its debts generally, makes a general assignment for the benefit of creditors or any proceedings are instituted by or against Vendor or Vendor takes any corporate action to authorize any of the actions set forth in this Section XIII.B;

c.         Vendor breaches any of its obligations under Article VIII (CONFIDENTIALITY) or Section IX.F (Intellectual Property Warranty);

d.         Control of Vendor is to be transferred (whether directly or indirectly, or in a single transaction or series of related transactions), or all or substantially all of the assets or business of Vendor are to be acquired by any organization.  In such event, Vendor will give written notice to Wells Fargo of said occurrence within five (5) days of Vendor's execution of any letter of intent, memorandum of understanding or similar document, or, in the absence of same, upon Vendor's execution of a definitive transaction agreement regarding the foregoing.  Such notice will, with sufficient detail, set forth the proposed transaction to enable Wells Fargo to determine whether or not to terminate the Agreement, which Wells Fargo shall not unreasonably withhold, condition or delay; or

e.         Vendor fails to comply with its reporting and remedy obligations related to Security Breaches, in accordance with the provisions of Section V.D (Security Breach).

B.         Any termination pursuant to subsections XIII.B(1) (a) through (e) above will be deemed effective upon Wells Fargo providing Vendor with written notice of such termination pursuant to the terms of Section XIV.A (Notice).

C.        Vendor may terminate this Agreement or any Statement of Work for cause if Wells Fargo violates a material provision of this Agreement and fails to remedy or cure such violation within thirty (30) calendar days following written notice to Wells Fargo stating, with particularity and in reasonable detail, the nature of the claimed breach.

D.        The Parties acknowledges that any notice and cure period permitted by the other Party will not operate or be construed as a waiver of any subsequent, similar or other breach by the breaching Party.

Either Party may terminate this Agreement or any Statement of Work immediately by providing the other Party with written notice of its intent to do so if a court of competent jurisdiction (or other administrative body empowered to issue such orders) issues a final order or judgment holding that this Agreement or the Program Development Services or Lead Management Services and Software offered

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

hereunder are in violation of the law, or if a Party is required to terminate such Services by law, regulation or bank regulatory authority.

C.        Termination Without Cause.

Either Party may terminate this Agreement or any Statement of Work relating thereto without cause upon ninety (90) calendar days prior written notice to the other Party.

D.   Effect of Termination.

In the event this Agreement or Statement of Work is terminated by either Party for any reason whatsoever, each Party will return or irretrievably destroy all confidential information of the other Party (as defined in Article VIII (CONFIDENTIALITY), that it has in its possession, including, but not limited to, any information stored on its own equipment, and provide the other Party with an officer's certificate attesting thereto.  Provided that Wells Fargo pays Vendor for all undisputed fees and expenses incurred prior to the effective date of termination and early termination fees, if any, specified in a Statement of Work, Vendor will furnish to Wells Fargo the latest version of the Work Product in progress upon the effective date of termination, in the format mutually agreed by the parties.   The termination of this Agreement for any reason shall automatically cause the termination of any eTeam License and Services Agreements with Affiliated Entities pursuant to the termination provisions of those Agreements.  The Parties understand and agree that no termination of this Agreement will discharge or excuse completion of or performance of any liability or obligation herein undertaken or occurring prior to the effective date of such termination.  In addition, the termination of this Agreement will not limit any other rights or remedies available to the terminating Party.

E. Access Termination.

Upon termination of this Agreement for any reason, Vendor will immediately terminate access to all Wells Fargo computer systems or networks to which Vendor has access.  In the case of a specific Vendor Personnel who is being removed or replaced per Section II.F (Removal and Replacement of Vendor Personnel), access to the Wells Fargo computing environment will be terminated as to such individual within 24 hours of the event giving rise to the need for termination.

F.  Survival of Certain Provisions.

In the event this Agreement is terminated, the provisions of Articles I (DEFINITIONS), VI (Rights in Work Product), VIID. (TAXES), VIII (CONFIDENTIALITY), IX (WARRANTIES), X (INDEMNIFICATION), XI (LIMITATION OF LIABILITY), XIIID (EFFECT OF TERMINATION), XIIIF (SURVIVAL OF CERTAIN PROVISIONS), and subsections A-O and R of ARTICLE XIV (GENERAL PROVISIONS) will survive such termination.

XIV.   GENERAL PROVISIONS

A.  Notice.

All notices, consents and other communications hereunder must be in writing and will be deemed to have been duly given when delivered personally, or one (1) business day after being sent by an overnight courier, or three (3) business days after being sent postage prepaid by certified or registered mail, return receipt requested.  Faxed notices are sufficient to meet the notice requirement, provided an original copy follows it in a timely manner.  All notices should be sent to the following addresses and indicated contacts:

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

WELLS FARGO:	Wells Fargo Bank, N.A. 550 California Street, Suite 1100 MAC A0112-116 San Francisco, CA 94104 Attention: ___________________

With a copy to the Wells Fargo Project Manager as set forth in Exhibit 1 - Statement of Work.

VENDOR:	Most Home Real Estate Services Inc. 11491 Kingston Street, Unit #1 Maple Ridge, BC V2X 0Y6 Attention: Jim Secord, President

With a copy to the Most Home Project Manager as set forth in Exhibit 1 -- Statement of Work.

B.        Assignment.

Vendor will not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of Wells Fargo, which consent will not be unreasonably withheld.  Any unauthorized assignment or delegation will be null and void.  Vendor will not be relieved of any of its obligations hereunder as a result of any assignment of this Agreement.  Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties' successors and assigns.

C.        Relationship.

The relationship between the Parties created by this Agreement is that of independent contractor and not partners, joint venturers, agents or employees.

D.        No Third-Party Beneficiaries.

Vendor and Wells Fargo intend that this Agreement will not benefit or create any right or cause of action in or on behalf of any person or entity other than the Parties and Wells Fargo's Affiliates.

E.         Modification and Waiver.

No modification of this Agreement and no waiver of any breach of this Agreement or Statement of Work will be effective unless in writing and signed by an authorized representative of the Party against whom enforcement is sought.  No waiver of any breach of this Agreement and no course of dealing between the Parties will be construed as a waiver of any subsequent breach of this Agreement or Statement of Work.

F.         Severability.

The provisions of this Agreement are severable.  If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions will in no way be affected or impaired thereby.

G.        Interpretation.

Each Party acknowledges that this Agreement has been the subject of active and complete negotiations, and that this Agreement should not be interpreted or construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.  Article and Section headings are provided for convenience only and are not to be used to construe or interpret this Agreement.  Whenever the words "include" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation."

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

H.        Contrary, Inconsistent, or Additional Terms.

Any contrary, inconsistent, or additional terms contained in a mutually executed Statement of Work between Vendor and Wells Fargo securing such services, that may be contrary to, inconsistent with, or in addition to the terms and conditions contained in this Agreement, will be governed, interpreted, and construed by the terms of the applicable Statement of Work solely with respect to the subject matter of such Statement of Work.    Any pre-printed terms and conditions on any materials that Vendor regularly uses with its other customers (e.g., order forms or invoices) will be null and void and of no consequence whatsoever in interpreting the Parties' legal rights and responsibilities as they pertain to any of the contemplated Program Development Services or Lead Management Services and Software provided hereunder.

I.          Consents.

Except as expressly agreed by the parties, or as provided in Article VIII (CONFIDENTIALITY), wherever this Agreement requires either Party's approval, consent or satisfaction, such approval, consent or satisfaction may not be unreasonably or arbitrarily withheld or delayed.

J.         Governing Law.

This Agreement will be construed as having been made in, and will be governed in accordance with the laws of, the State of California, excluding any applicable conflict of law provisions.

K.        Remedies Upon Default.

In the event of breach by either Party, the non-breaching Party will be entitled to exercise any and all rights and remedies as will be available to it at law or in equity. The non-breaching Party may exercise remedies concurrently or separately, and the exercise of one remedy will not be deemed either an election of such remedy or a preclusion of the right to exercise any other remedy.

L.         Dispute Resolution.

Subject to the terms of Section VIII.F (Injunctive Relief) and Section XIV.K (Remedies Upon Default) set forth above, it is the intent of the Parties that any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, this Agreement ("Disputes") arising under this Agreement be resolved expeditiously, amicably, and at the level within each Party's organization that is most knowledgeable about the disputed issue.  As a result, all Disputes arising under this Agreement will be resolved by the procedure outlined in Exhibit 4 attached hereto.  Notwithstanding the foregoing, the Parties understand and agree that the procedures outlined in Exhibit 4 attached hereto are not intended to supplant the routine handling of inquiries and complaints through informal contact with customer service representatives or other designated personnel of the Parties.

M.       Attorney Fees.

In all Disputes and matters whatsoever arising under, in connection with, or incident to this Agreement, the Parties agree that the prevailing Party will be entitled to recover its reasonable attorney fees

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(including, if applicable, charges for in-house counsel), court costs and other legal expenses from the other Party.

N.        Audit.

Vendor will cooperate in providing to Wells Fargo or its auditors (including, without limitation, any federal or regulatory auditors with jurisdiction over Wells Fargo's operations) any information reasonably requested by Wells Fargo or its auditors which is necessary or required for the performance of Vendor hereunder in accordance with applicable law and compliance with the terms and conditions of this Agreement. In addition, if Wells Fargo identifies a control weakness or risk that could adversely impact Vendor's ability to perform under the terms and conditions of this Agreement, Wells Fargo will promptly inform Vendor in writing of such control weakness.  Vendor will have ten (10) business days to respond to this written notice, and thirty (30) days to remedy the weakness.

O.        Records.

Vendor will retain all information obtained or created in the course of performance hereunder in accordance with the longer of the records retention guidelines of Wells Fargo that may be in existence from time to time, or as is required by law (including but not limited to the Sarbanes-Oxley Act).  The Parties agree that any such records maintained and produced by Vendor under this Agreement will be available, in English, at all times, for examination and audit by governmental agencies having jurisdiction over Wells Fargo's business, including, without limitation, all U.S. government agencies having regulatory jurisdiction over Wells Fargo, and specifically the Office of the Comptroller of the Currency (OCC).  The Director of Examinations of any Federal Agency or his or her designated representative will have the right to ask for and to receive directly from Vendor any reports, summaries or information contained in or derived from data in the possession of Vendor related to Wells Fargo under 12 USC 1867(c).  Vendor will notify Wells Fargo as soon as possible of any formal request by an authorized governmental agency to examine Wells Fargo's records maintained by Vendor, if Vendor is permitted to make such a disclosure to Wells Fargo under applicable law or regulation.  Wells Fargo agrees that Vendor is authorized to provide all such described records, upon advance notice to Wells Fargo if allowed by law, when formally required to do so by an authorized governmental agency.  At Wells Fargo's request, Vendor agrees to provide documentation satisfactory to Wells Fargo of Vendor's internal controls and procedures regarding Program Development Services or Lead Management Services and Software performed by Vendor that are required to ensure Wells Fargo's compliance with laws and regulations.

P. Background Checks.

Prior to the provision of Services hereunder, Vendor will conduct, or cause to be conducted (by contract or otherwise) background checks on all Vendor Personnel and subcontractors who will be involved in providing Services hereunder which relate to Wells Fargo computer networks, information systems, Customer/Consumer Information, databases or secure facilities, or wherein modifications may be made to the Wells Fargo information systems. Vendor represents and warrants that in no event will any person who has been convicted of any criminal offense involving dishonesty, a breach of trust, money laundering or has participated in a pre-trial diversion with respect to such an offense, or who has been convicted of a felony within the last ten (10) years, participate directly, or indirectly in the provision of those Services described in the foregoing sentence.  Vendor represents that it is in compliance with all applicable laws, regulations and requirements of Canada, if any, that are substantially equivalent to United States Executive Order 13224 (or successor orders/legislation), or the requirements of United

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

States Department of Treasury with respect to the Specially Designated Nationals and Blocked Persons list published by the Office of Foreign Assets Control of the U.S. Department of the Treasury (the "OFAC List"), and that, to the extent Vendor has access to the OFAC List, that no Vendor Personnel is named on the OFAC List.  Vendor understands and acknowledges that Wells Fargo may also screen Vendor and its Vendor Personnel against the OFAC List.  In the event that Vendor does not comply with the terms of this Section XIV.Q, Wells Fargo will have the right, in its sole and absolute discretion, to terminate this Agreement immediately in addition to all other remedies that may be available to Wells Fargo by law or under this Agreement. Wells Fargo may also, in its sole discretion, require that Vendor provide written evidence of successful background checks on Vendor Personnel and subcontractors at any time.

Q.  Equal Employment Opportunity Act and Affirmative Action.

Consistent with Vendor's status as a company headquartered in the province of British Columbia, Canada, Vendor will comply with all applicable laws of Canada that are substantially equivalent to the laws of the United States that govern equal employment opportunity and affirmative action, or the employment of non-Canadian citizens, including any Canadian equivalent of the United States Immigration Reform and Control Act of 1996.  Vendor represents that it is an equal opportunity employer under the laws of British Columbia and Canada, and agrees, with respect to any of its business operations that occur in the United States, to abide by the terms of the Equal Employment Opportunity Act of 1964 and Section 503, Public Law 93-112, and the regulations at 41 C.F.R. Part 50-741; and by the terms of Executive Order 11246, as amended, and the regulations at 41 C.F.R. Parts 60-1 through 60-60, and Section 402, Public Law 93-508, and the regulations at 41 C.F.R. Part 60-250.  Vendor also recognizes that Wells Fargo is an affirmative action employer pursuant to Executive Order 11246, and agrees to practice affirmative action and cooperate with Wells Fargo's affirmative action efforts.

R.  Entire Understanding.

This Agreement includes any properly executed attachments, including, but not limited to, exhibits, addenda or Statement(s) of Work, now or hereafter attached hereto. Further, the Parties agree that the Recitals and the attachments contained herein are specifically incorporated into the Agreement by the reference herein. In addition, this Agreement constitutes the exclusive and entire agreement between the Parties with respect to its subject matter and as of its date supersedes all prior or contemporaneous agreements, negotiations, representations and proposals, written or oral, relating to its subject matter. Neither Party will be bound or liable to the other Party for any representation, promise or inducement made by any agent or person in the other's employ that is not embodied in this Agreement.

IN WITNESS WHEREOF, by the signatures of their duly authorized representatives below, Vendor and Wells Fargo, intending to be legally bound, agree to all of the provisions of this Agreement.

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

AGREED ACKNOWLEDGED BY:

Most Home Real Estate Services Inc. (Vendor)	Wells Fargo Bank, N.A. (Wells Fargo)

By:	By:

Name: (Print)	Name: (Print)

Title:	Title:

Date:	Date:

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

EXHIBIT 1 TO MASTER SERVICES AGREEMENT

'STATEMENT OF WORK'

1.         PROJECT NAME

Program Development Services shall refer to the professional services provided by Vendor to Wells Fargo, to customize and configure its Lead Management Services and Software to support Wells Fargo's [CONFIDENTIAL]1 Program for Broker/Mortgage Generated Real Estate Leads and Mortgage Sourced Leads.  Once the customization and configuration of Lead Management Services and Software is complete, and business rules, workflows, scripting and surveys have been established and approved by Wells Fargo, Vendor will provide Lead Management Services and Software to Affiliated Entities designated by Wells Fargo as a participant in its [CONFIDENTIAL]1 Program pursuant to the terms and conditions specified in eTeam License and Services Agreements, samples of which are attached as Addendums to this Master Services Agreement.

2.         DESCRIPTION OF PROGRAM DEVELOPMENT SERVICES

Vendor shall customize and configure Vendor's Lead Management Services and Software, as well as establish business rules, workflows, scripting and surveys as set forth below:

A.  [CONFIDENTIAL]1 Program for Broker/Mortgage Generated Real Estate Leads

a.       [CONFIDENTIAL]1

B.  [CONFIDENTIAL]1 Program for Mortgage Sourced Leads

[CONFIDENTIAL]1

C.     Custom Reporting for Broker/Mortgage Generated Leads and Mortgage Sourced Leads

MHRES will provide a reporting module that will include both contact center statistics and lead statistics for Real Estate and/or Mortgage generated leads.

  [CONFIDENTIAL]1

D.  Pilot Program for Mortgage Sourced Leads

a.   [CONFIDENTIAL]1

3.         WORK SITE

Program Development Services shall be performed by MHRES at their corporate headquarters located at Unit #1, 11491 Kingston St., Maple Ridge, BC V2X 0Y6 Canada.

4.         SERVICE FEES

Service Fees for Program Development Services, payable by Wells Fargo, are as follows:

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

Program	Description of Work Required	Type of Fee	Amount of Fee for Service	Terms
[CONFIDENTIAL][1] Program for Broker/Mortgage Generated Real Estate Leads	[CONFIDENTIAL][1]	Upfront	$[CONFIDENTIAL][1]	[CONFIDENTIAL][1]
[CONFIDENTIAL][1] Program for Mortgage Sourced Leads	[CONFIDENTIAL][1]	Upfront	$[CONFIDENTIAL][1]	[CONFIDENTIAL][1]
Pilot Program	[CONFIDENTIAL][1]	Upfront	$[CONFIDENTIAL][1]	[CONFIDENTIAL][1]
Customized Reporting	[CONFIDENTIAL][1]	Upfront	$[CONFIDENTIAL][1]	[CONFIDENTIAL][1]

5.         TERMS OF PAYMENT

      Vendor shall provide Wells Fargo with an invoice for Service Fees, including applicable taxes, as outlined in Section 4 above, upon execution of this Master Services Agreement.

      The invoice will be due and payable within thirty (30) days of the date thereof.  In the event the invoice is not paid when due, the invoice amount due shall bear interest at the rate of one and one-half percent (1.5%) per month, or the maximum rate permitted by law, whichever is lesser, calculated from the date of the invoice, until paid.

6.         ACCEPTANCE CRITERIA

Acceptance of Program Development Services will be made upon Wells Fargo's receipt and approval of:

 [CONFIDENTIAL]1

7.         KEY CONTACTS

Most Home:
Wells Fargo:

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

EXHIBIT 2 TO MASTER SERVICES AGREEMENT

'VENDOR PERSONNEL ACKNOWLEDGEMENT'

As an individual who will perform Services for or on behalf of Wells Fargo and/or one or more of its affiliated companies ("Wells Fargo") pursuant to a Master Services Agreement or similar document ("Agreement") between Wells Fargo and your employer (or the company which provides your services to Wells Fargo on a subcontracting basis) ("Vendor"), you are required to be aware of and agree to Wells Fargo's policies and your responsibilities relative to disclosure of information and ownership of the materials you create.  This Vendor Personnel Acknowledgement ("Acknowledgement") sets forth your responsibilities.  You agree that Wells Fargo is the beneficiary of this Acknowledgement and shall have a direct right of action to enforce its terms and conditions.  You agree that this Acknowledgement will be binding upon you, and anyone who would have rights through you, as well as Wells Fargo and its successors and assigns, and will survive any termination or expiration of this Acknowledgement or the Agreement.  This Acknowledgement shall be governed and construed in accordance with the laws of the State of California, without regard to its choice of laws provisions.

You agree that during the course of your work for Wells Fargo or at any time thereafter:

1.   Confidentiality.  You acknowledge that Vendor has informed you of the obligations regarding the confidentiality of the Wells Fargo Confidential Information under the Agreement, and you agree that you will not acquire, use or disclose any Wells Fargo Confidential Information, including and especially any Wells Fargo Customer/Consumer Information, except as expressly permitted under the Agreement.

2.   Ownership of Work Product.  Unless a Statement of Work expressly grants ownership of materials that you create ("Deliverables") to Vendor, you agree that, in connection with your performance of Services for Wells Fargo:

(a)  Any Deliverables you create that is copyrightable falls within the definition of a "work made for hire" as defined in 17 U.S.C. s.101 and s.201(b) will be deemed to a "work made for hire" on behalf of Wells Fargo, such that all copyrights and copyright registrations related to such copyrightable Deliverables will be the sole and exclusive property of Wells Fargo.  To the extent that any Deliverables do not fall within the definition of a "work made for hire," you grant and assign to Wells Fargo, without reservation, all of your worldwide ownership rights, title and interest in and to all intellectual property rights of every kind or manner in such Deliverables (including all changes and additions to any Deliverables made by you, Vendor or Wells Fargo, including any derivative works) without further compensation than that which is specified in the Agreement.  To the extent you developed or created any materials prior to the Planning Date of this Agreement which have been incorporated into Deliverables or that may reasonably be construed as created in anticipation of the Agreement between Wells Fargo and the Vendor, such materials shall merge into the Deliverables and be subject to the ownership and/or license provisions of this section.  To the extent that you have any intellectual property rights in the technology concerning any Deliverables, and such rights are not otherwise granted to Wells Fargo herein, you grant to Wells Fargo a royalty-free, irrevocable, worldwide and nonexclusive license to make, have made, sell, use and disclose, reproduce, modify, prepare derivative works from, distribute, perform and display such subject matter, with full rights to authorize others to do the same.

(b)  Inventions.  You further agree that all right, title, and interest in and to all inventions of any kind or nature which you shall conceive or originate, whether individually or jointly with others, and which arise

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

out of the performance of services under the Agreement, will be the property of Wells Fargo and are by your execution of this Acknowledgement assigned to Wells Fargo along with ownership of any and all intellectual property rights in such inventions.

(c)  You agree to execute and sign any and all applications, assignments, or other instruments which Wells Fargo may deem necessary in order to enable Wells Fargo, at Wells Fargo's expense, to apply for, prosecute, and obtain any intellectual property rights or other proprietary rights in the Deliverables, as expressed above, in the United States or relevant foreign countries, or in order to transfer to Wells Fargo all right, title, and interest in said inventions and copyrightable material.  FOR CALIFORNIA EMPLOYEES ONLY:  This Agreement does not apply to any invention which qualifies fully under California Labor Code Section 2870.  You understand that you bear the full burden of proving to Wells Fargo that an invention qualifies fully under Section 2870.

3.   No Employment.  In consideration of your assignment at Wells Fargo pursuant to your employment with Vendor or subcontracting with Vendor, as the case may be, you acknowledge and agree that you are solely an employee or sub-contractor of Vendor, as applicable.  You acknowledge and agree that you are not eligible to participate in any benefit plan offered by Wells Fargo to any of its employees, regardless of the length of time you are assigned to work at Wells Fargo by Vendor, and regardless of whether you are held to be a common law employee of Wells Fargo for any purpose.  You acknowledge and agree that you have been provided with an opportunity to review the terms of this Acknowledgement, and to consult with counsel prior to signing this Acknowledgement.  With full knowledge and understanding, you expressly waive any claim or right that you may have to such Wells Fargo benefits or to pursue any claim against Wells Fargo under any law governing employees.

Individual	[Vendor]

Signature Print Name: Date:	Signature Print Name: Title: Date:

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

EXHIBIT 3 TO MASTER SERVICES AGREEMENT

'OUT OF POCKET EXPENSES REIMBURSEMENT POLICY'

Out-of-pocket expenses incurred in connection with this Agreement will be subject to the following:

A.        Fees for out-of-pocket expenses will be invoiced to Wells Fargo on a monthly basis.

B.        Itemization and receipts are required for all expenses.

C.        Travel time is not billable.

D.        Wells Fargo may require Vendor personnel to use lodging and travel arranged through Wells Fargo's offices.  Out-of-pocket expenses must be approved in advance by Wells Fargo, and the following guidelines will apply:

1.         Lodging.  For less than one month, a single hotel/motel room at prevailing commercial rates within a reasonable distance from job location.

2.         Meals.  At actual cost (not to exceed sixty dollars ($60) daily).

3.         Airline Fares.  At actual cost for commercial coach or economy class (with copy of airline ticket).

4.         Ground Transportation.  Commercial shuttle services or hotel transportation to and from the airport should be used whenever practicable. Taxi service should only be used if such transportation is not available, or in emergency situations.

5.         Auto Rental.  Auto rental should only be used with Wells Fargo's prior approval, and should be at actual cost for commercial standard size automobile, including operating expenses, if any.

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

EXHIBIT 4 TO MASTER SERVICES AGREEMENT

'DISPUTE RESOLUTION PROCEDURES'

The steps for Dispute Resolution are set forth below:

1.         The complaining Party's representative will notify the other Party's representative in writing of the Dispute, and the non-complaining Party will exercise good faith efforts to resolve the matter as expeditiously as possible.

2.         In the event that such matter remains unresolved ten (10) days after the delivery of the complaining Party's written notice, a senior representative of each Party will meet or participate in a telephone conference call within five (5) business days of a request for such a meeting or conference call by either Party to resolve the Dispute.

3.         In the event that the meeting or conference call specified in 2 above does not resolve the Dispute, the President, Chief Operating Officer or Senior Vice President of each Party will meet or participate in a telephone conference call within five (5) business days of the request for such a meeting or conference call by either Party to discuss a mutually satisfactory resolution of the Dispute.

4.         If the Parties are unable to reach a resolution of the Dispute after following the above procedure, any Dispute will be resolved by binding arbitration in accordance with the terms of this Exhibit 4, except as otherwise set forth below.  Any Party who fails or refuses to submit to arbitration following a lawful demand by any other Party will bear all costs and expenses incurred by such other Party in compelling arbitration of any Dispute.

5.         Governing Rules.  Arbitration proceedings will be administered by the American Arbitration Association ("AAA") or such other administrator, as the Parties will mutually agree upon.  Arbitration will be conducted in accordance with the AAA Commercial Arbitration Rules.  If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein will control.  All Disputes submitted to arbitration will be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code).  The arbitration will be conducted at a location in California selected by the AAA or other administrator.  All statutes of limitation applicable to any Dispute will apply to any arbitration proceeding.  All discovery activities will be expressly limited to matters directly relevant to the Dispute being arbitrated.  Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein will be deemed to be a waiver, by any Party that is a bank, of the protections afforded to it under 12 U.S.C. s.91 or any similar applicable state law.

6.         No Waiver; Provisional Remedies.  No provision hereof will limit the right of any Party to obtain provisional or ancillary remedies, including without limitation injunctive relief, attachment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding.  The exercise of any such remedy will not waive the right of any Party to compel arbitration or reference hereunder.

7.         Arbitrator Qualifications and Powers; Awards.  Arbitrators must be active members of the State Bar in the state in which the arbitration is held or retired judges of the state or federal judiciary of the state in which the arbitration is held, with expertise in the substantive laws applicable to the subject matter of the Dispute.  Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing.  Arbitrators (a) will resolve all

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

Disputes in accordance with the substantive law of the state in which the arbitration is held, (b) may grant any remedy or relief that a court of the state in which the arbitration is held could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (c) will have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Rule of Civil Procedure in the state in which the arbitration is held or other applicable law.  Any Dispute in which the amount in controversy is $5,000,000 or less will be decided by a single arbitrator who will not render an award of greater than $5,000,000 (including damages, costs, fees and expenses).  By submission to a single arbitrator, each Party expressly waives any right or claim to recover more than $5,000,000.  Any Dispute in which the amount in controversy exceeds $5,000,000 will be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

8.         Judicial Review.  Notwithstanding anything herein to the contrary, in any arbitration relating to the ownership of intellectual property rights or in which the amount in controversy exceeds $5,000,000, the arbitrators will be required to make specific, written findings of fact and conclusions of law.  In such arbitration (a) the arbitrators will not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (b) an award will not be binding upon the Parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the state in which the arbitration is held, and (c) the Parties will have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award, the right to judicial review of (i) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (ii) whether the conclusions of law are erroneous under the substantive law of the state in which the arbitration is held.  Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law in which the arbitration is held.

9.         Damages.  The arbitrator(s) will have no authority to award punitive or other damages not measured by the prevailing Party's actual damages, except as may be required by statute.  The arbitrator(s) will not award consequential damages in any arbitration initiated hereunder, except as may be expressly provided in the Agreement.  Any award in arbitration hereunder will be limited to monetary damages and will include no injunction or direction to any Party other than the direction to pay a monetary amount.

10.       Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the Parties will take all action required to conclude any arbitration proceeding within one hundred and eighty (180) days of the filing of the Dispute with the AAA.  No arbitrator or other Party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a Party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein.  This arbitration provision will survive termination, amendment or expiration of the Agreement or any relationship between the Parties.

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

EXHIBIT 5 TO MASTER SERVICES AGREEMENT

'BUSINESS CONTINUITY PLAN'

Most Home Real Estate Services Inc.

Business Continuity Plan
Last Updated: August 2006

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

GOVERNANCE AND FUNDING

Most Home Real Estate Services ("Most Home") BCP Officer is James Secord, tel: (604) 460-7631 ext. 343, cell: (604) 306-3771, email: jim.secord@mosthome.com.  In the event of a material change, a new BCP Officer will be named.  Mr. Secord will ensure that adequate resources are in place to fund necessary BCP initiatives.

FIRM POLICY

Most Home's policy is to respond to a Significant Business Disruption ("SBD") by safeguarding employees lives and firm property, making a financial and operational assessment, quickly recovering and resuming operations, protecting all of the company's books and records, and allowing our customers to transact business.

a) Significant Business Disruptions (SBDs)

Most Homes plan anticipates two kinds of SBDs: internal and external. Internal SBDs affect only our ability to communicate and do business, such as a fire in our building. External SBDs prevent the operation of our telecommunication and our data providers. Our response to an external SBD relies more heavily on other organizations and systems

b) Approval and Execution Authority

Jim Secord, President, is responsible for determining whether the BCP should be activated and for conducting the required annual review.

c) BCP Location and Access

Most Home will maintain copies of its BCP and the annual reviews, and the changes that have been made to it for inspection.

BUSINESS DESCRIPTION

Most Home Real Estate Services Inc., a wholly owned subsidiary of Most Home Corp. (OTC BB:MHME), provides a unique suite of high-tech and high-touch Internet Response Services to the real estate industry including Online Lead Response and Customer Experience Management.  Our products and services connect people with data, people with people, and in turn assist real estate brokerages and agents to successfully convert "clicks" into clients. In addition, Most Home provides OEM wireless MLS solutions to industry MLS vendors such as Tarasoft Corporation and First American MLS Solutions.  More than two dozen Boards and Associations representing over 250,000 agents across North America, have made site-wide wireless MLS service available to their members.

OFFICE LOCATIONS

Most Home office is located at #1-11491 Kingston Street, Maple Ridge, British Columbia, Canada V2X 0Y6.  Our main telephone number is (604) 460-7631. Our employees may travel to this office by means of foot, car, train and bus. We engage in contact center and software development programs at this location.

Alternative Physical Location(s)

In the event of a SBD, if our main office location is unable to receive staff, we will move key staff to our primary alternate location, which location will be made available to those individuals on the firm's internal intranet site. In the event of a city-wide SBD, we are in the process of establishing alternative, functional business locations. Once these locations have been established Most Home staff will be notified.

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

DATA BACK-UP AND RECOVERY

Most Home's server environment is based on the Microsoft Server 2003 platform. This operating system has been implemented as a standard in not only our production environment, but in both our staging and development server farms. The only exception to this standard is the use of a Linux platform for our primary and secondary DNS servers.

Physical Location(s)

Most Home's main production servers are housed within the Peer1 collocation facility in Vancouver, British Columbia. The development and staging servers are located at our Maple Ridge, British Columbia head office.

Internet Connectivity

To ensure the fastest and most reliable routing of traffic, our collocation site employs multiple connections to major Internet backbone carriers with OC-12 and Gigabit Ethernet connections using the BGP-4 routing protocol. The Internet Data Center is built with N+1 redundancy throughout, including multiple HVAC systems and redundant power. Every month, the backup diesel generators are tested to make sure they are in proper functioning order in case of power grid failure. The Internet Data Center's physical security is entrusted to 24x7x365 live monitoring, CCTV, and biometric access control system.

Below is a point list of the facilities features.

o       Fully redundant core switches, routers, and load balancers, utilizing 802.1w rapid spanning tree protocol (RSTP) for split-second failover and high availability

o       Multiple GigE backbone trunks for fast network performance and traffic spike tolerance

o       100% uptime guarantee (with specific SLA)

o       24 x 7 environment and network monitoring and response

o       Multiple, fault-tolerant upstream fiber connections

o       Multi-homed network with BGP-advertised address space and connections to multiple Tier-1 providers 2 x GigE (Big Pipe, Level 3) 1 x OC-12 (MCI) 1 x 100 Mbps (VAIX)

o       Latency-optimized routing

Head Office Connectivity

Most Home's Maple Ridge, British Columbia office is serviced by a full duplex E10 connection. This service is capable of supporting 18mbs bi-directional and 10mbs sustained. The current average utilization is approximately 28% and is supported by a 99.5% availability guarantee/4 hour SLA.

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

Redundancy

Our servers operate in a load balanced cluster environment to ensure redundancy. In addition to this clustered RAID storage, our network uses standby failover servers in case of total hardware failure within the standard environment and is covered by a 4 hour manufacturer SLA. Most Home's production network is mirrored at our Maple Ridge, British Columbia location and in the event of total production failure we are able to manually fail over to this location to ensure uptime.

Data Backup & Restoration

Multiple backup methods and restore points are used to ensure the Most Home network is able to recover from catastrophic failure or simple data corruption at any stage.

All production server hardware adheres to a preset equipment standard to help ensure failures do not impact normal operation. Each system is configured to suit its role and tested prior to insertion into the relevant server farm, at this stage we ghost all systems to ensure an accurate restore point is created for the platform. In addition to this, all server hardware employs RAID architecture with hot swappable hardware and redundant power supplies.

Daily tape backups of all data within the production, staging and development environments ensure client data is able to be restored and stored off-site. This process is coupled with RAID clustered drive arrays for secondary data storage on-site.

All SQL server databases are backed up on the standard nightly basis, however in addition to regular backups we perform monthly data restoration tests to ensure all backups are able to be restored correctly if required.

Server Clustering

To prevent a service interruption due to server failure, a server cluster has been set up. This cluster of servers is seen by the outside world as one logical server, such that failure of one server does not result in loss of service. In addition to mitigating the risk of server failure, our clustered solution eases the task of server maintenance. Patches and security updates can be made to the individual servers, even those requiring reboots, without affecting the overall level of service and ensuring the Most Home products stay online to serve client needs.

Hardware RAID

Our servers employ RAID disk configurations providing a greater degree of fault tolerance. These array configurations of physical disks have been set up so that failure of one physical disk does not cause server failure. The bad drive can then be replaced with zero downtime.

Dual Power Supplies

Our data center servers utilize redundant power supplies in all hardware. In the event one power supply fails, the other is sufficient to power the server, while the bad power supply is replaced without downtime. In addition to this UPS backup and diesel backup generators are used to provide coverage in the event of power grid failure.

Server Backups

Backup copies of Most Home data sets are stored within the servers themselves to guard against accidental deletion and file corruption. To alleviate the risk of data loss due to hardware failure, tape media and remote hard drive arrays are used. Tape backups are stored off-site.

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

FINANCIAL AND OPERATIONAL ASSESSMENTS

Operational Risk

In the event of a SBD, Most Home will immediately identify what means will permit us to communicate with our customers, employees, critical business constituents, critical banks, critical counter-parties, and regulators. Although the effects of an SBD will determine the means of alternative communication, the communications options we will employ will include our web site (www.mosthome.com), and our toll free telephone number (800 347-4701).

Alternate Communications Between the Firm and Customers, Employees, and Regulators:

Customers

We now communicate with our customers using the telephone, e-mail, and our web site. In the event of a SBD, we will assess which means of communication are still available to us, and use the means closest in speed and form (written or oral) to the means that we have used in the past to communicate with the other party.

Employees

We now communicate with our employees using the telephone, e-mail, and in person. In the event of a SBD, we will assess which means of communication are still available to us, and use the means closest in speed and form (written or oral) to the means that we have used in the past to communicate with other parties.

Business Partners

We have contacted our critical business constituents (businesses with which we have an ongoing commercial relationship in support of our operating activities, such as vendors providing us critical services), and determined the extent to which we can continue our business relationship with them in light of the internal or external SBD. We will quickly establish alternative arrangements if a business constituent can no longer provide the needed goods or services when we need them because of a SBD to them or our firm.

REGULATORY REPORTING

We now file reports with our US regulators using paper copies in the mail, and electronically via the Internet. In the event of a SBD, we will check with these regulators to determine which means of filing are still available to us, and use the means closest in speed and form (written or oral) to our previous filing method. In the event that we cannot contact our regulators, we will continue to file required reports using the communication means available to us.

DISCLOSURE OF BUSINESS CONTINUITY PLAN

Upon request, Most Home will make its BCP disclosure statement available, via the Internet, to its clients at contract signing.

Updates and Annual Review

Most Home will update its BCP whenever we have a material change to our operations, structure, business or location or

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

to those of our clearing firm. In addition, Most Home will review this BCP annually, on or about January 1st, to modify it for any changes in our operations, structure, business, or location or those of our clearing firm.

Senior Manager Approval

Senior management at Most Home have approved this BCP to ensure that it is reasonably designed to enable our firm to meet its obligations to customers in the event of a SBD.

Note 1. Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.